
--------                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION            -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: DECEMBER 31, 2001
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                to Issuer (Check all applicable)

                                                e-Net Financial.Com Corporation (ennt)          Resigned as Officer and Director
                                                                                                         May 2000

---------------------------------------------------------------------------------------------                        X   Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for                            ---- (specify
                                                Number of Reporting        Month/Year                                     below
    Oliver        Jean                          Person (Voluntary)                            -----------------  ------------------
                                                                           8/2000
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original    X  Form filed by One Reporting Person
710 E Santa Clara                                                          (Month/Year)       ---
                                                                                              ___ Form filed by More than One
                                                                                                  Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------

Santa Ana, Ca 92706
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                         8/3/2000   S              4,000     D       .9250
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                         8/4/2000   S             10,000     D       .9975
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                         8/7/2000   S              1,000     D       .9750
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                         8/8/2000   S              1,000     D       .8813
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                         8/9/2000   S              2,000     D       .9544
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                        8/11/2000   S              5,000     D       .8700
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                        8/22/2000   S              2,500     D       .8650
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                        8/24/2000   S              1,000     D       .9125
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                        8/25/2000   S              5,000     D       .9950
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                        8/29/2000   S              5,000     D       .8700        22,655
------------------------------------------------------------------------------------------------------------------------------------



FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security
                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
------------------------------------------------------------------------------------------------------------------------
Common Stock                                         See Below #1
------------------------------------------------------------------------------------------------------------------------
Common Stock                                         See Below #2
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------
7. Title and Amount of Under-   8. Price      9. Number     10. Owner-     11. Nature
   lying Securities                of            of Deriv-      ship           of In-
   (Instr. 3 and 4)                Derivative    ative          Form           direct
                                   Security      Securi-        of De-         Bene-
                                   (Instr. 5)    ties           rivative       ficial
                                                 Bene-          Secu-          Own-
                                                 ficially       rity:          ership
                                                 Owned          Direct         (Instr. 4)
                                                 at End         (D) or
                 Amount or                       of             Indi-
   Title         Number of                       Month          rect (I)
                 Shares                          (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
Explanation of Responses:



                                                                                    /s/ Jean Oliver                     8/1/00
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (7-97)